EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 Nos. 333-114710 and 333-125582 of Cedar Shopping Centers, Inc. and in the related Prospectuses, and (ii) on Form S-8 No. 333-118361 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan of Cedar Shopping Centers, Inc. of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc. and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

New York, New York
March 13, 2008